QuickLinks -- Click here to rapidly navigate through this document

AGREEMENT AND PLAN OF MERGER

between

NORTH FORK BANCORPORATION, INC.

and

GREENPOINT FINANCIAL CORP.

Dated as of February 15, 2004

TABLE OF CONTENTS

ARTICLE I THE MERGER
1.1.	The Merger	1
1.2.	Effective Time	1
1.3.	Effects of the Merger	2
1.4.	Conversion of GreenPoint Common Stock	2
1.5.	Stock Options; Stock Units	3
1.6.	North Fork Common Stock	4
1.7.	Certificate of Incorporation and By-Laws	4
1.8.	Alternative Transaction Structures	4
1.9.	Directors	5
1.10.	Officers	5
1.11.	Tax Consequences	5
ARTICLE II EXCHANGE OF SHARES
2.1.	North Fork to Make Shares Available	5
2.2.	Exchange of Shares	6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GREENPOINT
3.1.	Disclosure Schedule	8
3.2.	Standards	8
3.3.	Corporate Organization	9
3.4.	Capitalization	10
3.5.	Authority; No Violation	11
3.6.	Consents and Approvals	12
3.7.	Reports	13
3.8.	Financial Statements	13
3.9.	Broker's Fees	14
3.10.	Absence of Certain Changes or Events	15
3.11.	Legal Proceedings	15
3.12.	Taxes	16
3.13.	Employee Benefit Plans	17
3.14.	Labor Relations	19
3.15.	GreenPoint Information	19
3.16.	Compliance with Applicable Law	19

i

3.17.	Certain Contracts	20
3.18.	Investment Securities	21
3.19.	Business Combination Provision; State Takeover Laws	21
3.20.	Environmental Matters	21
3.21.	Derivative Transactions	22
3.22.	Opinion	23
3.23.	Approvals; Reorganization	23
3.24.	Loan Portfolio	24
3.25.	Property	25
3.26.	Intellectual Property	26
3.27.	Disclosure Controls and Procedures	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NORTH FORK
4.1.	Disclosure Schedule	27
4.2.	Standards	28
4.3.	Corporate Organization	28
4.4.	Capitalization	29
4.5.	Authority; No Violation	30
4.6.	Consents and Approvals	31
4.7.	Reports	31
4.8.	Financial Statements	32
4.9.	Broker's Fees	33
4.10.	Absence of Certain Changes or Events	33
4.11.	Legal Proceedings	34
4.12.	Taxes	34
4.13.	Employee Benefit Plans	35
4.14.	Labor Relations	37
4.15.	North Fork Information	37
4.16.	Compliance with Applicable Law	37
4.17.	Certain Contracts	38
4.18.	Investment Securities	39
4.19.	Ownership of GreenPoint Common Stock	39
4.20.	Environmental Matters	39
4.21.	Derivative Transactions	40
4.22.	Opinion	41

4.23.	Approvals; Reorganization	41
4.24.	Loan Portfolio	41
4.25.	Property	43
4.26.	Intellectual Property	43
4.27.	Disclosure Controls and Procedures	44
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1.	Covenants of GreenPoint	44
5.2.	Covenants of North Fork	47
ARTICLE VI ADDITIONAL AGREEMENTS
6.1.	Regulatory Matters	48
6.2.	No Solicitation	50
6.3.	Access to Information	52
6.4.	Stockholder Meetings	53
6.5.	Affiliates	53
6.6.	Stock Exchange Listing	54
6.7.	Employee Benefit Plans; Existing Agreements	54
6.8.	Indemnification	55
6.9.	Reasonable Best Efforts; Additional Agreements	57
6.10.	Advice of Changes	57
6.11.	Current Information	58
6.12.	Coordination of Dividends	58
6.13.	Directorships	58
6.14.	Registration	58
6.15.	Section 16 Matters	59
6.16.	GreenPoint Bank to be Held Separate	59
ARTICLE VII CONDITIONS PRECEDENT
7.1.	Conditions to Each Party's Obligation To Effect the Merger	60
7.2.	Conditions to Obligations of North Fork	60
7.3.	Conditions to Obligations of GreenPoint	61
ARTICLE VIII TERMINATION AND AMENDMENT
8.1.	Termination	62
8.2.	Effect of Termination	63
8.3.	Amendment	64

8.4.	Extension; Waiver	64
8.5.	Termination Fee.	64
ARTICLE IX GENERAL PROVISIONS
9.1.	Closing	67
9.2.	Nonsurvival of Representations, Warranties and Agreements	67
9.3.	Expenses	67
9.4.	Notices	67
9.5.	Interpretation	68
9.6.	Counterparts	69
9.7.	Entire Agreement	69
9.8.	Governing Law	69
9.9.	Enforcement of Agreement	69
9.10.	Severability	69
9.11.	Publicity	69
9.12.	Assignment; No Third Party Beneficiaries	70

Index of Defined Terms

Acquisition Proposal	6.2(a	)
Acquisition Transaction	8.5(d	)
Affected Employees	6.7(a	)
Agencies	3.24(e	)
Agreement	Preamble
BHCA	3.3(a	)
Certificate	1.4(a	)
Certificate of Merger	1.2
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.3(c	)
Derivative Transaction	3.21(c	)
DGCL	1.2
DPC Shares	1.4(b	)
Effective Time	1.2
Environmental Laws	3.20(a	)
ERISA	3.13(a	)
ERISA Affiliate	3.13(a	)
ESOP	3.4(a	)
Exchange Act	3.6
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a	)
Fannie Mae	3.24(e	)
FDIC	3.4(a	)
Federal Reserve	3.6
Form S-4	6.1(a	)
Freddie Mac	3.24(e	)
GAAP	3.8
Ginnie Mae	3.24(e	)
Governmental Entity	3.6
GreenPoint	Preamble
GreenPoint Award	1.5(b	)
GreenPoint Common Stock	1.4(a	)
GreenPoint Contract	3.17(a	)
GreenPoint Disclosure Schedule	3.1
GreenPoint Insiders	6.1(a	)
GreenPoint Intellectual Property	3.26(b	)
GreenPoint Option	1.5(a	)
GreenPoint Option Plans	1.5(a	)
GreenPoint Preferred Stock	3.4(a	)
GreenPoint Reports	3.7(b	)
GreenPoint Stock Unit Plans	1.5(b	)
GreenPoint Stockholders Meeting	6.4
GreenPoint Termination Fee	8.5(b	)
GreenPoint's Counsel	7.3(c	)
Hazardous Materials	3.20(d	)
HUD	3.24(e	)
Indemnified Parties	6.8(a	)
Injunction	7.1(e	)
Insurance Amount	6.8(b	)
Intellectual Property	3.26(b	)
IRS	3.12(a	)
Joint Proxy Statement/Prospectus	6.1(a	)
JP Morgan	3.9
KBW	3.9
KPMG	4.8
Lehman	3.9

v

Liens	3.4(b	)
Loan Property	3.20(d	)
Loans	3.24(a	)
Material Adverse Effect	3.2(b	)
Merger	Recitals
Multiemployer Plan	3.13(c	)
New York Banking Department	3.6
North Fork	Preamble
North Fork Common Stock	1.4(a	)
North Fork Contract	4.17(a	)
North Fork Disclosure Schedule	4.1
North Fork Intellectual Property	4.26(b	)
North Fork Loan Property	4.20(d	)
North Fork Multiemployer Plan	4.13(c	)
North Fork Participation Facility	4.20(d	)
North Fork Pension Plan	4.13(a	)
North Fork Plans	4.13(a	)
North Fork Pool	4.24(h	)
North Fork Preferred Stock	4.4(a	)
North Fork Reports	4.7(b	)
North Fork Stockholders Meeting	6.4
North Fork Termination Fee	8.5(a	)
North Fork's Counsel	7.2(c	)
NYSE	2.2(e	)
Participation Facility	3.20(d	)
Pension Plan	3.13(c	)
Plans	3.13(a	)
Pool	3.24(h	)
Public Proposal	8.5(a	)
PWC	3.8
Regulatory Agencies	3.7(a	)
Requisite Regulatory Approvals	7.1(c	)
RR Plan	1.5(b	)
Sandler O'Neill	4.9
SEC	3.6
Section 16 Information	6.15
Securities Act	3.7(b	)
Software	3.26(b	)
Subsidiary	3.3(c	)
Surviving Corporation	1.1
Tax Return	3.12(b	)
Taxes	3.12(b	)
Trust Account Shares	1.4(b	)
VA	3.24(e	)
Voting Debt	3.4(c	)

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of February 15, 2004 (this "Agreement"), by and between North Fork Bancorporation, Inc., a Delaware corporation ("North Fork") and GreenPoint Financial Corp., a Delaware corporation ("GreenPoint").

        WHEREAS, the Boards of Directors of North Fork and GreenPoint have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which GreenPoint will, subject to the terms and conditions set forth herein, merge with and into North Fork, with North Fork being the surviving entity (the "Merger");

        WHEREAS, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), GreenPoint shall merge with and into North Fork. North Fork shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall continue to be "North Fork Bancorporation, Inc." Upon consummation of the Merger, the separate corporate existence of GreenPoint shall terminate.

        1.2.    Effective Time.    Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed by North Fork as the Surviving Corporation and thereafter filed with the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law (the "DGCL"), on the Closing Date (as defined in Section 9.1). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

        1.3.    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.

        1.4    Conversion of GreenPoint Common Stock.    (a) At the Effective Time, subject to Section 2.2(e), each share of common stock, par value $0.01 per share, of GreenPoint (the "GreenPoint Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of GreenPoint Common Stock (x) held in GreenPoint's treasury or (y) held by North Fork or GreenPoint (except for Trust Account Shares and DPC Shares (as such terms are defined in Section 1.4(b) hereof)), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for 1.0514 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of North Fork (the "North Fork Common Stock"). All of the shares of GreenPoint Common Stock converted into North Fork Common Stock pursuant to this Section 1.4(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, a "Certificate") previously representing any such shares of GreenPoint Common Stock shall thereafter only represent the right to receive (i) the number of whole shares of North Fork Common Stock and (ii) the cash in lieu of any fractional shares into which the shares of GreenPoint Common Stock represented by such Certificate have been converted pursuant to this Section 1.4(a) and Section 2.2(e) hereof; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by GreenPoint on such shares of GreenPoint Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Certificates previously representing shares of GreenPoint Common Stock shall be exchanged for certificates representing whole shares of North Fork Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If, between the date of this Agreement and the Effective Time, the shares of North Fork Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or other similar changes in capitalization, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be appropriately and equitably adjusted.

        (b)   At the Effective Time, all shares of GreenPoint Common Stock that are owned by GreenPoint as treasury stock and all shares of GreenPoint Common Stock that are owned by North Fork or GreenPoint (other than shares of GreenPoint Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of North Fork Common Stock which are similarly held, whether held directly or indirectly by North Fork or GreenPoint, as the case may be, being referred to herein as "Trust Account Shares") or (y) held by North Fork or GreenPoint or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of GreenPoint Common Stock, and shares of North Fork Common Stock which are similarly held, whether held directly or indirectly by North Fork or GreenPoint, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of North Fork, cash or other consideration shall be delivered in exchange therefor. All shares of North Fork Common Stock that are owned by GreenPoint (other than Trust Account Shares and DPC Shares) shall become treasury stock of North Fork.

        1.5.    Stock Options; Stock Units.    (a) At the Effective Time, each option granted by GreenPoint to purchase shares of GreenPoint Common Stock (a "GreenPoint Option") under GreenPoint's Amended and Restated 1994 Stock Incentive Plan, 1999 Stock Incentive Plan, 2001 Stock Plan, Non-Employee Directors Stock Option Plan, Non-Employee Directors 2001 Stock Option Plan, and Headlands Mortgage Company 1997 Executive and Non-Employee Director Stock Option Plan (collectively, the "GreenPoint Option Plans"), which is outstanding and unexercised immediately prior thereto shall, by virtue of the Merger and without any further action on the part of GreenPoint or any holder thereof, cease to represent a right to acquire shares of GreenPoint Common Stock and shall be converted automatically into an option to purchase shares of North Fork Common Stock in an amount and at an exercise price determined as provided below, and each GreenPoint Option shall otherwise remain subject to the terms and conditions thereof:

            (i)    the number of shares of North Fork Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of GreenPoint Common Stock subject to the original option and (ii) the Exchange Ratio, provided that any fractional share of North Fork Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

            (ii)   the exercise price per share of North Fork Common Stock under the new option shall be equal to (i) the exercise price per share of GreenPoint Common Stock under the original option divided by (ii) the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

            (iii)  The adjustment provided herein with respect to any GreenPoint Options that are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code, and to the extent it is not so consistent, such Section 424(a) shall override anything to the contrary contained herein.

        (b)   At the Effective Time, each award or account (including the Plan Share Awards (as defined in GreenPoint's Recognition and Retention Plan for Employees (the "RR Plan"), stock equivalents, deferred stock and stock units, but excluding GreenPoint Options) in respect of shares of GreenPoint Common Stock outstanding immediately prior to the Effective Time ("GreenPoint Award") that has been established, made or granted under the RR Plan, GreenPoint Deferred Compensation Plan and GreenPoint 1993 Directors Deferred Fee Stock Unit Plan (collectively "GreenPoint Stock Unit Plans") shall be converted into a similar instrument in respect of shares of North Fork Common Stock. The number of shares of North Fork Common Stock subject to each such converted award shall be equal to the number of shares of GreenPoint Common Stock subject to the GreenPoint Award, multiplied by the Exchange Ratio (rounded to the nearest whole share). The other terms and conditions of each GreenPoint Award, the GreenPoint Stock Unit Plans and/or agreements governing the GreenPoint Awards, shall continue to apply in accordance with their terms and conditions.

        (c)   GreenPoint and North Fork shall take all actions with respect to the GreenPoint Options, GreenPoint Awards, GreenPoint Stock Unit Plans and GreenPoint Option Plans that are necessary to implement the provisions of this Section 1.5.

        1.6.    North Fork Common Stock.    Except for shares of North Fork Common Stock owned by GreenPoint (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of North Fork as contemplated by Section 1.4(b) hereof, the shares of North Fork Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

        1.7.    Certificate of Incorporation and By-Laws.    The Certificate of Incorporation of North Fork as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. The By-laws of North Fork as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

        1.8.    Alternative Transaction Structures.    The parties agree that North Fork may change the method of effecting the business combination with GreenPoint, including, without limitation, by merging a wholly owned direct Subsidiary (as defined in Section 3.3) of North Fork into GreenPoint, or by merging GreenPoint into a wholly owned direct Subsidiary of North Fork, and GreenPoint shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective stockholders hereunder); provided, however, that any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement and that any actions taken pursuant to this Section 1.8 shall not (i) alter or change the kind or amount of consideration to be issued to holders of GreenPoint Common Stock or the treatment of GreenPoint Options or GreenPoint Awards as provided for in this Agreement, (ii) adversely affect the tax consequences of the transaction to the holders of GreenPoint Common Stock, (iii) materially delay receipt of any Requisite Regulatory Approval (as defined in Section 7.1(c)), or (iv) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

        1.9.    Directors.    At and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of North Fork in office immediately prior to the Effective Time together with five additional directors of GreenPoint as provided in Section 6.13 hereof, until their respective successors are duly elected or appointed and qualified.

        1.10.    Officers.    At and immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of North Fork in office immediately prior to the Effective Time.

        1.11.    Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

ARTICLE II
EXCHANGE OF SHARES

        2.1.    North Fork to Make Shares Available.    At or prior to the Effective Time, North Fork shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of North Fork) (the "Exchange Agent") selected by North Fork and reasonably acceptable to GreenPoint, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of North Fork Common Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of North Fork Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4(a) and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of GreenPoint Common Stock.

        2.2.    Exchange of Shares.    (a) As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of North Fork Common Stock and the cash in lieu of fractional shares into which the shares of GreenPoint Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of North Fork Common Stock to which such holder of GreenPoint Common Stock shall have become entitled pursuant to the provisions of Article I hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of GreenPoint Common Stock then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

        (b)   No dividends or other distributions declared after the Effective Time with respect to North Fork Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of North Fork Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of North Fork Common Stock into which his GreenPoint Common Stock shall have been converted.

        (c)   If any certificate representing shares of North Fork Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of North Fork Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. North Fork or the Exchange Agent shall be entitled to deduct and withhold from the Exchange Fund otherwise payable pursuant to this Agreement such amounts as North Fork or the Exchange Agent are required to deduct and withhold under the Code and the regulations promulgated thereunder, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by North Fork or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GreenPoint Common Stock in respect of whom such deduction and withholding was made by North Fork or the Exchange Agent.

        (d)   From and after the Effective Time, there shall be no transfers on the stock transfer books of GreenPoint of the shares of GreenPoint Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent or North Fork, they shall be cancelled and exchanged for certificates representing shares of North Fork Common Stock and any related payments as provided in this Article II.

        (e)   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of North Fork Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to North Fork Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of North Fork. In lieu of the issuance of any such fractional share, North Fork shall pay to each former stockholder of GreenPoint who otherwise would be entitled to receive a fractional share of North Fork Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of North Fork Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of North Fork Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(a) hereof.

        (f)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of GreenPoint for six months after the Effective Time shall be paid to North Fork. Any stockholders of GreenPoint who have not theretofore complied with this Article II shall thereafter look only to North Fork for payment of their shares of North Fork Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on North Fork Common Stock deliverable in respect of each Certificate such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of North Fork, GreenPoint, the Exchange Agent or any other person shall be liable to any former holder of shares of GreenPoint Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by North Fork, the posting by such person of a bond in such amount as North Fork may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of North Fork Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GREENPOINT

        3.1.    Disclosure Schedule.    Prior to the execution and delivery of this Agreement, GreenPoint has delivered to North Fork a schedule (the "GreenPoint Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of GreenPoint's representations or warranties contained in this Article III, or to one or more of GreenPoint's covenants contained in Section 5.1.

        3.2.    Standards.    (a) No representation or warranty of GreenPoint contained in this Article III (other than the representations and warranties in Sections 3.3(a), 3.4(a), 3.5(a), 3.10(a), 3.19 and 3.22, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and GreenPoint shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect (as defined below) on GreenPoint.

        (b)   As used in this Agreement, the term "Material Adverse Effect" means, with respect to North Fork or GreenPoint, as the case may be, an effect which (i) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (u) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (v) any change in generally accepted accounting principles, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, (w) any change that arises out of this Agreement (including the announcement thereof) or in compliance with the terms and conditions hereof, (x) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally, (y) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or (z) any change in the stock price or trading volume of such party, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

        Except as set forth in the GreenPoint Disclosure Schedule, and subject to the standard set forth above, GreenPoint hereby represents and warrants to North Fork as set forth in Sections 3.3 through 3.27:

        3.3.    Corporate Organization.    (a) GreenPoint is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. GreenPoint is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The certificate of incorporation and by-laws of GreenPoint, copies of which have previously been made available to North Fork, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        (b)   GreenPoint (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

        (c)   GreenPoint Bank is a savings bank duly organized, validly existing and in good standing under the laws of the State of New York. Each of GreenPoint's Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of GreenPoint, copies of which have previously been made available to North Fork, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The deposit accounts of GreenPoint Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.

        (d)   The minute books of GreenPoint and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

        3.4.    Capitalization.    (a) As of the date of this Agreement, the authorized capital stock of GreenPoint consists of 220,000,000 shares of GreenPoint Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the "GreenPoint Preferred Stock"). As of the date of this Agreement, there are (i) 131,715,511 shares of GreenPoint Common Stock issued and outstanding, of which (A) 20,665,468.43 shares are held in the trust underlying GreenPoint's Employee Stock Ownership Plan (the "ESOP") and of such 20,665,468.43 shares a total of 15,095,643 are held in the ESOP's suspense account and (B) 138,187.5 shares are held in the trust underlying the RR Plan and of such 138,187.5 shares a total of 60,700 are subject to outstanding Plan Share Awards, (ii) no shares of GreenPoint Preferred Stock outstanding or reserved for issuance, (iii) no shares of GreenPoint Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise except for 14,949,709 shares of GreenPoint Common Stock reserved for issuance pursuant to the GreenPoint Option Plans and described in Section 3.4(a) of the GreenPoint Disclosure Schedule, and (iv) 33,676,235 shares of GreenPoint Common Stock held by GreenPoint in its treasury or by GreenPoint's Subsidiaries. All of the issued and outstanding shares of GreenPoint Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 3.4(a) of the GreenPoint Disclosure Schedule, GreenPoint does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of GreenPoint Common Stock or GreenPoint Preferred Stock or any other equity security or Voting Debt (as defined below) of GreenPoint or any securities representing the right to purchase or otherwise receive any shares of GreenPoint Common Stock or any other equity security or Voting Debt of GreenPoint (including any rights plan or agreement). The names of the optionees, the date of grant of each GreenPoint Option, the number of shares subject to each such option, the expiration date of each such GreenPoint Option, and the price at which each such option may be exercised under the GreenPoint Option Plans are set forth in Section 3.4(a) of the GreenPoint Disclosure Schedule.

        (b)   Section 3.4(b) of the GreenPoint Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of GreenPoint. Except as set forth in Section 3.4(b) of the GreenPoint Disclosure Schedule, GreenPoint owns, directly or indirectly, all of the issued and outstanding shares of the capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 3.4(b) of the GreenPoint Disclosure Schedule, neither GreenPoint nor any of its Subsidiaries has (i) any equity investments other than investments in wholly owned Subsidiaries or (ii) any investments in real estate or real estate development projects, other than assets classified as "other real estate owned." No Subsidiary of GreenPoint has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security or Voting Debt of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or Voting Debt of such Subsidiary. Assuming compliance by North Fork with Section 1.5 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which GreenPoint or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of GreenPoint or any of its Subsidiaries.

        (c)   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of GreenPoint are issued or outstanding.

        3.5.    Authority; No Violation.    (a) GreenPoint has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GreenPoint. The Board of Directors of GreenPoint has directed that this Agreement and the transactions contemplated hereby be submitted to GreenPoint's stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GreenPoint Common Stock, no other corporate proceedings on the part of GreenPoint are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GreenPoint, and (assuming due authorization, execution and delivery by North Fork) this Agreement constitutes a valid and binding obligation of GreenPoint, enforceable against GreenPoint in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b)   Except as set forth in Section 3.5(b) of the GreenPoint Disclosure Schedule, neither the execution and delivery of this Agreement by GreenPoint, nor the consummation by GreenPoint of the transactions contemplated hereby, nor compliance by GreenPoint with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or the by-laws of GreenPoint or the certificate of incorporation, by-laws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.6 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GreenPoint or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GreenPoint or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which GreenPoint or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

        3.6.    Consents and Approvals.    Except for (a) the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the BHCA and the approval of such application, (b) the filing of an application with the New York State Banking Department (the "New York Banking Department") and the approval of such applications, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing with the Securities and Exchange Commission (the "SEC") of (i) the Joint Proxy Statement/Prospectus (as defined in Section 6.1 hereof) and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) the approval of this Agreement by the requisite vote of the stockholders of GreenPoint and North Fork, (f) approval of the listing of North Fork Common Stock to be issued in the Merger on the NYSE, (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of North Fork Common Stock pursuant to this Agreement, (h) such filings, authorizations or approvals as may be set forth in Section 3.6 of the GreenPoint Disclosure Schedule, (i) such applications, filings, authorizations, approvals and orders as may be required under the laws of any state in respect of GreenPoint's mortgage business, and (j) such applications, filings, authorizations, approvals and orders as may be required to be made with, or obtained from, any Agency (as such term is defined in Section 3.24(e)), no consents or approvals of or filings or registrations with any court, agency or commission or other governmental or regulatory authority, including any Regulatory Agency (as defined in Section 3.7(a) hereof) (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by GreenPoint of this Agreement or the consummation by GreenPoint of the Merger and the other transactions contemplated hereby.

        3.7.    Reports.    (a) GreenPoint and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with (i) the FDIC, (ii) any state banking commissions or any other state regulatory authority, (iii) any other self-regulatory organization, and (iv) any other federal or state authority regulating financial institutions (including mortgage banks), including the Federal Reserve and the Federal Home Loan Bank of New York (collectively, the "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of GreenPoint and its Subsidiaries, and except as set forth in Section 3.7 of the GreenPoint Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of GreenPoint, investigation into the business or operations of GreenPoint or any of its Subsidiaries since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of GreenPoint or any of its Subsidiaries.

        (b)   GreenPoint has previously made available to North Fork a true, correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 (collectively, the "GreenPoint Reports") by GreenPoint with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act and (b) communication mailed by GreenPoint to its stockholders since December 31, 2000, and no such registration statement, prospectus, report or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. GreenPoint has timely filed all GreenPoint Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates (or, if amended or superceded by a filing prior to the date hereof, as of the date of such filing), all GreenPoint Reports complied with the published rules and regulations of the SEC, as applicable, with respect thereto. No executive officer of GreenPoint has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against GreenPoint by the SEC relating to disclosures contained in any GreenPoint Report.

        3.8.    Financial Statements.    GreenPoint has previously made available to North Fork copies of (a) the consolidated statements of financial condition of GreenPoint and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002, and the related consolidated statements of operations, of comprehensive income, of changes in stockholders' equity, and of cash flows for the fiscal years 2000 through 2002, inclusive, as reported in GreenPoint's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of PricewaterhouseCoopers LLP ("PWC"), independent public accountants with respect to GreenPoint, and (b) the unaudited consolidated statements of financial condition of GreenPoint and its Subsidiaries as of September 30, 2003 and the related unaudited consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows for the nine-month periods ended September 30, 2002 and September 30, 2003, as reported in GreenPoint's Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated statement of financial condition of GreenPoint (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of GreenPoint and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.8 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by GreenPoint with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of GreenPoint and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by GreenPoint with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by GreenPoint with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of GreenPoint and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. PWC has not resigned or been dismissed as independent public accountants of GreenPoint as a result of or in connection with any disagreements with GreenPoint on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        3.9    Broker's Fees.    Neither GreenPoint nor any Subsidiary of GreenPoint nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that GreenPoint has engaged, and will pay a fee or commission to each of Lehman Brothers ("Lehman"), Keefe, Bruyette & Woods ("KBW") and JP Morgan Chase & Co. ("JP Morgan") in accordance with the terms of letter agreements between GreenPoint and each of Lehman, KBW and JP Morgan, a true, complete and correct copy of each of which has been previously delivered by GreenPoint to North Fork.

        3.10.    Absence of Certain Changes or Events.    (a) Except (i) as set forth in Section 3.10(a) of the GreenPoint Disclosure Schedule or (ii) as disclosed in any GreenPoint Report filed with the SEC prior to the date of this Agreement, since September 30, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on GreenPoint.

        (b)   Except as set forth in Section 3.10(b) of the GreenPoint Disclosure Schedule, since September 30, 2003, GreenPoint and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

        (c)   Except as set forth in Section 3.10(c) of the GreenPoint Disclosure Schedule, since September 30, 2003 through the date hereof, neither GreenPoint nor any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of September 30, 2003 (which amounts have been previously disclosed to North Fork), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of GreenPoint's capital stock, other than regular quarterly cash dividends on GreenPoint Common Stock, (iii) effected or authorized any issuance, split, combination or reclassification of any of GreenPoint's capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of GreenPoint's capital stock, except for issuances of GreenPoint Common Stock upon the exercise of GreenPoint Options, or the satisfaction of obligations under GreenPoint Stock Unit Plans, (iv) changed any accounting methods, principles or practices of GreenPoint or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) made any Tax election or changed any Tax election, amended any Tax Returns (as defined in Section 3.12(b)) or entered into any settlement or compromise of any income tax liability of GreenPoint or its Subsidiaries or entered into any closing agreement with respect to Taxes, or (vi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

        3.11.    Legal Proceedings.    (a) Except as set forth in Section 3.11(a) of the GreenPoint Disclosure Schedule, neither GreenPoint nor any of its Subsidiaries is a party to any, and there are no pending or, to GreenPoint's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GreenPoint or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

        (b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon GreenPoint, any of its Subsidiaries or the assets of GreenPoint or any of its Subsidiaries.

        3.12.    Taxes.    (a) Except as set forth in Section 3.12(a) of the GreenPoint Disclosure Schedule, each of GreenPoint and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns (as defined below) required to be filed by it, and such Tax Returns are true, correct and complete, (ii) timely paid in full all Taxes required to be paid by it and (iii) made adequate provision in the financial statements of GreenPoint (in accordance with GAAP) for all Taxes not yet due. Except as set forth in Section 3.12(a) of the GreenPoint Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of GreenPoint, threatened against or with respect to GreenPoint or any of its Subsidiaries. Except as set forth in Section 3.12(a) of the GreenPoint Disclosure Schedule, (i) there are no Liens for Taxes upon the assets of either GreenPoint or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither GreenPoint nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes (other than federal or state income Taxes) of GreenPoint or any of its Subsidiaries, and neither GreenPoint nor any of its Subsidiaries has received a notice of any claims, audits or proceedings with respect to such Taxes, (iv) with respect to each taxable period of GreenPoint and its Subsidiaries, the federal and state income Tax Returns of GreenPoint and its Subsidiaries have been audited by the Internal Revenue Service (the "IRS") or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (v) neither GreenPoint nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which GreenPoint was the parent of the group filing such Tax Return, (vi) neither GreenPoint nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing, or indemnification of Taxes, (vii) neither GreenPoint nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to GreenPoint or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending, (ix) neither GreenPoint nor any of its Subsidiaries has, since December 31, 2002, made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of GreenPoint or its Subsidiaries, (x) neither GreenPoint nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns, (xi) neither GreenPoint nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the

Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement, and (xii) no claim has been made in writing in any jurisdiction where GreenPoint or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.

        (b)   For the purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, gross receipts, excise, property, ad valorem, value added, alternative minimum, stamp, occupation, use, service, license, intangible, net worth, sales, transfer, franchise, payroll, employment, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including but not limited to information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such return, report, information, return or other document.

        3.13.    Employee Benefit Plans.    (a) Section 3.13(a) of the GreenPoint Disclosure Schedule sets forth a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing or stock bonus plan, fund or program; each "pension" plan, fund or program (within the meaning of section 3(2) of ERISA) (a "Pension Plan"); each employment, termination or severance plan, program, agreement or arrangement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by GreenPoint or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with GreenPoint would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which GreenPoint or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of GreenPoint or any Subsidiary of GreenPoint (the "Plans"). Neither GreenPoint, any Subsidiary of GreenPoint nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of GreenPoint or any of its Subsidiaries.

        (b)   GreenPoint has heretofore made available to North Fork true and complete copies of each of the Plans and all related documents, including but not limited to (i) the Form 5500 for such Plan (if applicable) for each of the two most recent plan years for which such forms are required to have been filed, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) a copy of the most recent summary plan description required for such Plan under ERISA (if applicable) and (iv) a copy of the trust or other funding agreement for the Plan (as applicable) and the latest financial statements thereof.

        (c)   Except as set forth in Section 3.13(c) of the GreenPoint Disclosure Schedule, (i) each of the Plans, other than "multiemployer plans" within the meaning of section 3(37) of ERISA (each, a "Multiemployer Plan"), has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of the Plans that is a Pension Plan and that is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes with respect to which the applicable remedial amendment period under section 401(b) of the Code has not expired or has applied to the IRS for such favorable determination letter, and GreenPoint is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each Pension Plan which is subject to Title IV of ERISA, the actuarially determined present value of accrued benefits under such Pension Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Pension Plan's actuary with respect to such Pension Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Pension Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of GreenPoint, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any Pension Plan, (y) deferred compensation benefits accrued as liabilities on the books of GreenPoint or its Subsidiaries to the extent required by GAAP or (z) benefits the full cost of which is borne by the current or former employee, director or consultant (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by GreenPoint, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and GreenPoint is not aware of any condition that presents a significant risk to GreenPoint, its Subsidiaries or an ERISA Affiliate of incurring a liability thereunder, (vi) no Plan is a Multiemployer Plan, (vii) all contributions required to be made, as of the date hereof, with respect to each Plan in respect of current or prior plan years have been made or accrued in accordance with GAAP and section 412 of the Code, (viii) neither GreenPoint, nor any of its Subsidiaries nor to the knowledge of GreenPoint any ERISA Affiliate have engaged in a transaction, with respect to any Plan that is covered by ERISA, that assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject GreenPoint or any of its Subsidiaries to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code, (ix) there are no pending, or, to the knowledge of GreenPoint, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto, (x) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (1) entitle any current or former employee, officer or director of GreenPoint or any Subsidiary of GreenPoint to severance pay, termination pay or any other payment or benefit, (2) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer or director or (3) result in payment of amounts under the Plans which would not be deductible for federal income tax purposes by virtue of section 280G or section 162(m) of the Code.

        3.14.    Labor Relations.    Neither GreenPoint nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GreenPoint or any of its Subsidiaries the subject of any proceeding asserting that GreenPoint or any such Subsidiary has committed an unfair labor practice or seeking to compel GreenPoint or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving GreenPoint or any of its Subsidiaries pending or, to the knowledge of GreenPoint, threatened, nor is GreenPoint aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

        3.15.    GreenPoint Information.    The information relating to GreenPoint and its Subsidiaries that is provided to North Fork by GreenPoint or any of its affiliates or representatives for inclusion in the Joint Proxy Statement/Prospectus and the Form S-4 (as such term is defined in Section 6.1(a) hereof), or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply with the provisions of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by GreenPoint with respect to statements made or incorporated by reference therein based on information supplied by North Fork specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

        3.16.    Compliance with Applicable Law.    GreenPoint and each of its Subsidiaries:

        (a)   is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, GreenPoint, and each other depository Subsidiary of GreenPoint, has a Community Reinvestment Act rating of "satisfactory" or better;

        (b)   has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit GreenPoint and each of its Subsidiaries to carry on its business as currently conducted;

        (c)   has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that GreenPoint or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

        (d)   is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of GreenPoint or any of its Subsidiaries and neither GreenPoint nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        3.17.    Certain Contracts.    (a) Except as set forth in Section 3.17(a) of the GreenPoint Disclosure Schedule, as of the date hereof, neither GreenPoint nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or after notice or lapse of time or both) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from North Fork, GreenPoint, or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GreenPoint Reports filed prior to the date of this Agreement, (iv) which is not terminable without cause on 60 days' or less notice without penalty or payment in excess of $100,000 or involves the payment of more than $500,000 per annum, or (v) which materially restricts the conduct of any line of business by GreenPoint or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.17(a), whether or not set forth in Section 3.17(a) of the GreenPoint Disclosure Schedule, is referred to herein as an "GreenPoint Contract."

        (b)   Except as set forth in Section 3.17(b) of the GreenPoint Disclosure Schedule, (i) each GreenPoint Contract is valid and binding on GreenPoint or a Subsidiary of GreenPoint and in full force and effect (except to the extent that any GreenPoint Contract expires in accordance with its terms), (ii) GreenPoint and each of its Subsidiaries has performed all obligations required to be performed by it to date under each GreenPoint Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of GreenPoint or any of its Subsidiaries under any GreenPoint Contract, and (iv) no other party to such GreenPoint Contract is, to the knowledge of GreenPoint, in default in any respect thereunder. Except as set forth in Section 3.17(b) of the GreenPoint Disclosure Schedule, no GreenPoint Contract will expire pursuant to its terms on or prior to the first anniversary of the date hereof.

        3.18.    Investment Securities.    Section 3.18 of the GreenPoint Disclosure Schedule sets forth the book and market value as of September 30, 2003 of the investment securities, mortgage backed securities and securities held for sale of GreenPoint and its Subsidiaries.

        3.19.    Business Combination Provision; State Takeover Laws.    The Board of Directors of GreenPoint has approved the transactions contemplated by this Agreement such that the provisions of Article Eighth of GreenPoint's certificate of incorporation will not, assuming the accuracy of the representations contained in Section 4.19 hereof, apply to this Agreement or any of the transactions contemplated hereby. No "moratorium," "control share," "fair price" or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

        3.20.    Environmental Matters.    Except as set forth in Section 3.20 of the GreenPoint Disclosure Schedule:

        (a)   Each of GreenPoint and its Subsidiaries and, to the knowledge of GreenPoint, each of the Participation Facilities and the Loan Properties (each as defined below, for so long as they were Loan Properties or Participation Facilities) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees and orders, in each case relating to pollution or the discharge of, or exposure to Hazardous Materials (as defined below) in the environment or workplace ("Environmental Laws");

        (b)   There is no suit, claim, action or proceeding pending or, to the knowledge of GreenPoint, threatened, before any Governmental Entity or other forum in which GreenPoint, any of its Subsidiaries, and, to the knowledge of GreenPoint, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by GreenPoint or any of its Subsidiaries, any Participation Facility or any Loan Property; and

        (c)   To the knowledge of GreenPoint, during the period of: (i) GreenPoint's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) GreenPoint's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) GreenPoint's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of GreenPoint, prior to the period of (x) GreenPoint's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) GreenPoint's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) GreenPoint's or any of its Subsidiaries' interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law.

        (d)   The following definitions apply for purposes of this Agreement: (i) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) "Loan Property" means any property in which GreenPoint or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (iii) "Participation Facility" means any facility in which GreenPoint or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

        3.21.    Derivative Transactions.    (a) All Derivative Transactions (as defined below) entered into by GreenPoint or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by GreenPoint and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. GreenPoint and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of GreenPoint, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        (b)   Except as set forth in Section 3.21(b) of the GreenPoint Disclosure Schedule, as of September 30, 2003, no Derivative Transaction, were it to be a Loan held by GreenPoint or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or with words of similar import. The financial position of GreenPoint and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of GreenPoint and such Subsidiaries in accordance with GAAP consistently applied, and as of the date hereof, no open exposure of GreenPoint or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

        (c)   For purposes of this Agreement, the term "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.22.    Opinion.    Prior to the execution of this Agreement, GreenPoint has received opinions from Lehman and KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of GreenPoint Common Stock and such opinion has not been amended or rescinded as of the date of this Agreement.

        3.23.    Approvals; Reorganization.    As of the date of this Agreement, GreenPoint (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 7.3(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

        3.24.    Loan Portfolio.    (a) Except as set forth in Section 3.24(a) of the GreenPoint Disclosure Schedule, as of the date hereof, neither GreenPoint nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans"), other than any Loan the unpaid principal balance of which does not exceed $500,000, under the terms of which the obligor was, as of December 31, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or five percent or greater stockholder of GreenPoint or any of its Subsidiaries, or to the knowledge of GreenPoint, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.24(a) of the GreenPoint Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $500,000 of GreenPoint or any of its Subsidiaries that as of December 31, 2003 were classified by GreenPoint or any regulatory examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of

December 31, 2003 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of GreenPoint and its Subsidiaries that as of December 31, 2003 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of December 31, 2003, and (z) each asset of GreenPoint that as of December 31, 2003 was classified as "Other Real Estate Owned" and the book value thereof.

        (b)   Each Loan of GreenPoint or any of its Subsidiaries in original principal amount in excess of $500,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)   Each outstanding Loan (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by GreenPoint), and the relevant Loan files are being maintained in accordance with the relevant loan documents, GreenPoint's underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

        (d)   Except as set forth in Section 3.24(d) of the GreenPoint Disclosure Schedule, none of the agreements pursuant to which GreenPoint or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

        (e)   Each of GreenPoint and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development ("HUD") to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association ("Ginnie Mae"); (iii) by the Department of Veteran's Affairs ("VA") to originate and service VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac") to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an "Agency" and, collectively, the "Agencies").

        (f)    Except as set forth in Section 3.24(f) of the GreenPoint Disclosure Schedule, none of GreenPoint or any of its Subsidiaries is now nor has it ever been since December 31, 2000 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither GreenPoint nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of GreenPoint or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

        (g)   Each of GreenPoint and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

        (h)   To the knowledge of GreenPoint, each Loan included in a pool of Loans originated, acquired or serviced by GreenPoint or any of its Subsidiaries (a "Pool") meets all eligibility requirements

(including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of GreenPoint, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

        3.25.    Property.    Each of GreenPoint and its Subsidiaries has good title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of GreenPoint as of December 31, 2002 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, (c) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business, or (d) Liens that do not interfere in any material respect with the current use of such property or asset. All leases pursuant to which GreenPoint or any Subsidiary of GreenPoint, as lessee, leases real or personal property are valid and enforceable against GreenPoint in accordance with their respective terms and neither GreenPoint nor any of its Subsidiaries nor, to the knowledge of GreenPoint, any other party thereto is in default thereunder. Section 3.25 of the GreenPoint Disclosure Schedule sets forth a true and correct list of all real property owned and leased by GreenPoint and its Subsidiaries as of the date hereof.

        3.26.    Intellectual Property.    (a) To the knowledge of GreenPoint, GreenPoint and its Subsidiaries own or have a valid license to use all GreenPoint Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of GreenPoint, GreenPoint Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of GreenPoint and its Subsidiaries as currently conducted. GreenPoint Intellectual Property owned by GreenPoint or any of its Subsidiaries, and to the knowledge of GreenPoint, all other GreenPoint Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither GreenPoint nor any of its Subsidiaries has received notice challenging the validity or enforceability of GreenPoint Intellectual Property. To the knowledge of GreenPoint, the conduct of the business of GreenPoint and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. Except as set forth in Section 3.26(a) of the GreenPoint Disclosure Schedule, the consummation of the Merger will not result in the loss or impairment of the right of GreenPoint or any of its Subsidiaries to own or use any of GreenPoint Intellectual Property, and North Fork will have substantially the same rights to own or use GreenPoint Intellectual Property following the consummation of the Merger as GreenPoint and its Subsidiaries had prior to the consummation of the Merger. Section 3.26(a) of the GreenPoint disclosure Schedule sets forth a true and correct list of all GreenPoint Intellectual Property.

        (b)   For purposes of this Agreement, the term "Intellectual Property" means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, "Software"); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this

Agreement, the term "GreenPoint Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of GreenPoint or any of its Subsidiaries.

        3.27.    Disclosure Controls and Procedures.    Except as set forth in Section 3.27 of the GreenPoint Disclosure Schedule, since December 31, 2002 GreenPoint and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by GreenPoint in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to GreenPoint's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of GreenPoint required under the Exchange Act with respect to such reports. GreenPoint maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of GreenPoint's or its Subsidiaries records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of GreenPoint or its Subsidiaries or accountants.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NORTH FORK

        4.1.    Disclosure Schedule.    Prior to the execution and delivery of this Agreement, North Fork has delivered to GreenPoint a schedule (the "North Fork Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of North Fork's representations or warranties contained in this Article IV, or to one or more of North Fork's covenants contained in Section 5.2.

        4.2.    Standards.    No representation or warranty of North Fork contained in this Article IV (other than the representations and warranties in Sections 4.3(a), 4.4(a), 4.5(a) and 4.22 which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and North Fork shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on North Fork.

        Except as set forth in the North Fork Disclosure Schedule, North Fork hereby represents and warrants to GreenPoint as set forth in Sections 4.3 through 4.27.

        4.3.    Corporate Organization.    (a) North Fork is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. North Fork is duly registered as a bank holding company under the BHCA. The certificate of incorporation and by-laws of North Fork, copies of which have previously been made available to GreenPoint, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        (b)   North Fork (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

        (c)   North Fork Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposit accounts of North Fork Bank are insured by the FDIC through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. Each of North Fork's other Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The certificate of incorporation, by-laws and similar governing documents of each Subsidiary of North Fork, copies of which have previously been made available to GreenPoint, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

        (d)   The minute books of North Fork and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

        4.4.    Capitalization.    (a) As of the date of this Agreement, the authorized capital stock of North Fork consists of 500,000,000 shares of North Fork Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("North Fork Preferred Stock"). As of the date of this Agreement, there are (i) 152,862,539 shares of North Fork Common Stock issued and outstanding, (ii) no shares of North Fork Preferred Stock outstanding or reserved for issuance, (iii) no shares of North Fork Common Stock reserved for issuance, except for (w) 1,874,059 shares of North Fork Common Stock reserved for issuance pursuant to the North Fork Dividend Investment and Stock Purchase Plan, (x) 9,207,381 shares of North Fork Common Stock reserved for issuance pursuant to North Fork 1989 Executive Management and Compensation Plan, North Fork 1994 Key Employee Stock Plan, North Fork 1997 Non-Officer Stock Plan, North Fork 1998 Stock Compensation Plan, North Fork 1999 Stock Compensation Plan, the New Employee Stock Compensation Plan, the JSB Financial, Inc. 1996 Stock Option Plan, the Reliance Bancorp, Inc. 1994 Incentive Stock Option Plan and the Reliance Bancorp, Inc. Amended and Restated Stock Option Plan, and (y) 20,372,767 shares of North Fork Common Stock reserved for issuance in connection with the transaction contemplated by the

Agreement and Plan of Merger among North Fork, North Fork Bank and The Trust Company of New Jersey, dated as of December 16, 2003, and (iv) 21,718,239 shares of North Fork Common Stock were held by North Fork in its treasury or by North Fork's Subsidiaries. All of the issued and outstanding shares of North Fork Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 4.4(a) of the North Fork Disclosure Schedule, North Fork does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of North Fork Common Stock or North Fork Preferred Stock or any other equity securities or Voting Debt of North Fork or any securities representing the right to purchase or otherwise receive any shares of North Fork Common Stock or North Fork Preferred Stock or Voting Debt of North Fork. The shares of North Fork Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

        (b)   Section 4.4(b) of the North Fork Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of North Fork as of the date of this Agreement. Except as set forth in Section 4.4(b) of the North Fork Disclosure Schedule, as of the date of this Agreement, North Fork owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of North Fork has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect Subsidiary of North Fork calling for the purchase or issuance of any shares of capital stock or any other equity security or Voting Debt of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security or Voting Debt of such Subsidiary.

        (c)   No Voting Debt of North Fork is issued or outstanding.

        4.5.    Authority; No Violation.    (a) North Fork has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of North Fork. The Board of Directors of North Fork has directed that this Agreement and the transactions contemplated hereby be submitted to North Fork's stockholders for approval at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of North Fork Common Stock, no other corporate proceedings on the part of North Fork are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by North Fork, and (assuming due authorization, execution and delivery by GreenPoint) this Agreement constitutes a valid and binding obligation of North Fork, enforceable against North Fork in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b)   Except as set forth in Section 4.5(b) of the North Fork Disclosure Schedule, neither the execution and delivery of this Agreement by North Fork nor the consummation by North Fork of the transactions contemplated hereby, nor compliance by North Fork with any of the terms or provisions hereof, will (1) violate any provision of the certificate of incorporation or by-laws of North Fork, or the articles of incorporation or by-laws or similar governing documents of any of its Subsidiaries or (2) assuming that the consents and approvals referred to in Section 4.6 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to North Fork or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of North Fork or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which North Fork or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

        4.6.    Consents and Approvals.    Except for (a) the filing of an application with the Federal Reserve under the BHCA and the approval of such application, (b) the filing of an application with the New York Banking Department and the approval of such applications, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing with the SEC of (i) the Joint Proxy Statement/Prospectus and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) the approval of this Agreement by the requisite vote of the stockholders of North Fork and GreenPoint, (f) approval of the listing of North Fork Common Stock to be issued in the Merger on the NYSE, (g) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of North Fork Common Stock pursuant to this Agreement, (h) such applications, filings, authorizations, approvals and orders as may be required under the laws of any state in respect of GreenPoint's mortgage business, (i) such filings, authorizations or approvals as may be set forth in Section 4.6 of the North Fork Disclosure Schedule, and (j) such applications, filings, authorizations, approvals and orders as may be required to be made with, or obtained from, any Agency, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by North Fork of this Agreement or the consummation by North Fork of the Merger and the other transactions contemplated hereby.

        4.7.    Reports.    (a) North Fork and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Regulatory Agency in the regular course of the business of North Fork and its Subsidiaries, and except as set forth in Section 4.7 of the North Fork Disclosure Schedule, no Regulatory Agency has initiated any proceeding, or to the knowledge of North Fork, investigation into the business or operations of North Fork or any of its Subsidiaries since December 31, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of North Fork or any of its Subsidiaries.

        (b)   North Fork has previously made available to GreenPoint a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by North Fork with the SEC pursuant to the Securities Act or the Exchange Act (the "North Fork Reports") and (b) communication mailed by North Fork to its stockholders since December 31, 2000, and no such registration statement, prospectus, report or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. North Fork has timely filed all North Fork Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates (or, if amended or superceded by a filing prior to the date hereof, as of the date of such filing), all North Fork Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of North Fork has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against North Fork by the SEC relating to disclosures contained in any North Fork Report.

        4.8    Financial Statements.    North Fork has previously made available to GreenPoint copies of (a) the consolidated balance sheets of North Fork and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002 and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2002, as reported in North Fork's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG LLP ("KPMG"), independent public accountants with respect to North Fork, and (b) the unaudited consolidated balance sheets of North Fork and its Subsidiaries as of September 30, 2002 and September 30, 2003 and the related unaudited consolidated statements of income, changes in stockholder's equity, cash flows and comprehensive income for the nine-month periods then ended as reported in North Fork's Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act. The December 31, 2002 consolidated balance sheet of North Fork (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of North Fork and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.8 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by North Fork with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of North Fork and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by North Fork with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by North Fork with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of North Fork and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of North Fork as a result of or in connection with any disagreements with North Fork on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        4.9    Broker's Fees.    Neither North Fork nor any Subsidiary of North Fork, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that North Fork has engaged, and will pay a fee or commission to Sandler O'Neill & Partners, L.P. ("Sandler O'Neill").

        4.10    Absence of Certain Changes or Events.    (a) Except (i) as set forth in Section 4.10 of the North Fork Disclosure Schedule or (ii) as disclosed in any North Fork Report filed with the SEC prior to the date of this Agreement, since September 30, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on North Fork.

        (b)   Except as set forth in Section 4.10(b) of the North Fork Disclosure Schedule, since September 30, 2003, North Fork and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices.

        (c)   Except as set forth in Section 4.10(c) of the North Fork Disclosure Schedule, since September 30, 2003 through the date hereof neither North Fork nor any of its Subsidiaries has (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of North Fork's capital stock, other than regular quarterly cash dividends on North Fork Common Stock, (ii) changed any accounting methods, principles or practices of North Fork or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iii) made any Tax election or changed any Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of North Fork or its Subsidiaries or entered into any closing agreement with respect to Taxes, or (iv) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

        4.11    Legal Proceedings.    (a) Except as set forth in Section 4.11(a) of the North Fork Disclosure Schedule, neither North Fork nor any of its Subsidiaries is a party to any and there are no pending or, to North Fork's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against North Fork or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

        (b)   There is no injunction, order, judgment, decree, or regulatory restriction imposed upon North Fork, any of its Subsidiaries or the assets of North Fork or any of its Subsidiaries.

        4.12    Taxes.    Except as set forth in Section 4.12 of the North Fork Disclosure Schedule, each of North Fork and its Subsidiaries has (a) duly and timely filed (including applicable extensions granted without penalty) all Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete, (b) timely paid in full all Taxes required to be paid by it and (c) made adequate provision in the financial statements of North Fork (in accordance with GAAP) for all Taxes not yet due. Except as set forth in Section 4.12 of the North Fork Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted, assessed or, to the knowledge of North Fork, threatened against or with respect to North Fork or any of its Subsidiaries. Except as set forth in Section 4.12 of the North Fork Disclosure Schedule, (i) there are no Liens for Taxes upon the assets of either North Fork or its Subsidiaries except for statutory liens for current Taxes not yet due, (ii) neither North Fork nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (iii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes (other than federal or state income Taxes) of North Fork or any of its Subsidiaries, and neither North Fork nor any of its Subsidiaries has received a notice of any claims, audits or proceedings with respect to such Taxes, (iv) with respect to each taxable period of North Fork and its Subsidiaries through and including December 31, 1999, the federal and state income Tax Returns of North Fork and its Subsidiaries have been audited by the IRS or appropriate state tax authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (v) neither North Fork nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary income Tax Return other than one in which North Fork was the parent of the group filing such Tax Return, (vi) neither North Fork nor any of its Subsidiaries is a party to any agreement providing for the allocation, sharing, or indemnification of Taxes, (vii) neither North Fork nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar or corresponding provision or requirement of state, local or foreign income Tax law), by reason of the voluntary change in accounting method (nor has any taxing authority proposed any such adjustment or change of accounting method), (viii) no closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to North Fork or any of its Subsidiaries within five years of the date of this Agreement, and no such agreement or ruling has been applied for and is currently pending, (ix) neither North Fork nor any of its Subsidiaries has, since December 31, 2002, made any Tax election or change in Tax election, amended any Tax Returns or entered into any settlement or compromise of any income tax liability of North Fork or its Subsidiaries, (x) neither North Fork nor any of its Subsidiaries has granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns, (xi) neither North Fork nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement, and (xii) no claim has been made, either orally or in writing, in any jurisdiction where North Fork or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to Tax by that jurisdiction.

        4.13    Employee Benefit Plans.    (a) Section 4.13(a) of the North Fork Disclosure Schedule sets forth a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing or stock bonus plan, fund or program; each Pension Plan ("North Fork Pension Plan"); each employment, termination or severance plan, program, agreement or arrangement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by North Fork or any of its Subsidiaries or any ERISA Affiliate all of which together with North Fork would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, whether written or oral, for the benefit of any employee or former employee of North Fork or any Subsidiary of North Fork (the "North Fork Plans"). Neither North Fork, any Subsidiary of North Fork nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing North Fork Plan that would affect any employee or former employee of North Fork or any of its Subsidiaries.

        (b)   North Fork has heretofore made available to GreenPoint true and complete copies of each of the North Fork Plans and all related documents, including but not limited to (i) the Form 5500 for such North Fork Plan (if applicable) for each of the last two most recent plan years for which such forms are required to have been filed, (ii) the most recent determination letter from the IRS (if applicable) for such North Fork Plan, (iii) a copy of the most recent summary plan description required for such North Fork Plan under ERISA (if applicable) and (iv) a copy of the trust or other funding agreement for North Fork Plan (as applicable) and the latest financial statements thereof.

        (c)   Except as set forth in Section 4.13(c) of the North Fork Disclosure Schedule, (i) each of the North Fork Plans, other than "multiemployer plans" within the meaning of section 3(37) of ERISA (each a "North Fork Multiemployer Plan"), has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (ii) each of North Fork Plans that is a North Fork Pension Plan and that is intended to be "qualified" within the meaning of section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes with respect to which the applicable remedial amendment period under section 401(b) of the Code has not expired or has applied to the IRS for such favorable determination letter, and North Fork is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter, (iii) with respect to each North Fork Pension Plan which is subject to Title IV of ERISA, the actuarially determined present value of accrued benefits under such North Fork Pension Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such North Fork Pension Plan's actuary with respect to such North Fork Pension Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such North Fork Pension Plan allocable to such accrued benefits, (iv) no North Fork Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or consultants of North Fork, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any North Fork Pension Plan, (y) deferred compensation benefits accrued as liabilities on the books of North Fork or its Subsidiaries to the extent required by GAAP or (z) benefits the full cost of which is borne by the current or former employee, director or consultant (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred or is reasonably expected to be incurred by North Fork, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and North Fork is not aware of any condition that presents a significant risk to North Fork, its Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder,

(vi) no North Fork Plan is a North Fork Multiemployer Plan, (vii) all contributions required to be made, as of the date hereof, with respect to each North Fork Plan in respect of current or prior plan years have been made or accrued in accordance with GAAP and section 412 of the Code, (viii) neither North Fork, nor any of its Subsidiaries nor to the knowledge of North Fork any ERISA Affiliate have engaged in a transaction, with respect to any North Fork Plan that is covered by ERISA, that assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject North Fork or any of its Subsidiaries to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code, (ix) there are no pending, or, to the knowledge of North Fork, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of North Fork Plans or any trusts related thereto, (x) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (1) entitle any current or former employee, officer or director of North Fork or any Subsidiary of North Fork to severance pay, termination pay or any other payment or benefit, (2) accelerate the time of payment or vesting or increase the amount or value of compensation or benefits due any such employee, officer or director or (3) result in payment of amounts under North Fork Plans which would not be deductible for federal income tax purposes by virtue of section 280G or section 162(m) of the Code.

        4.14    Labor Relations.    Neither North Fork nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is North Fork or any of its Subsidiaries the subject of any proceeding asserting that North Fork or any such Subsidiary has committed an unfair labor practice or seeking to compel North Fork or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving North Fork or any of its Subsidiaries pending or, to the knowledge of North Fork, threatened, nor is North Fork aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

        4.15    North Fork Information.    The information relating to North Fork and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus and the Form S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by North Fork with respect to statements made or incorporated by reference therein based on information supplied by GreenPoint specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

        4.16    Compliance with Applicable Law.    North Fork and each of its Subsidiaries:

        (a)   is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, North Fork Bank, and each other insured depository Subsidiary of North Fork, has a Community Reinvestment Act rating of "satisfactory" or better;

        (b)   has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit North Fork and each of its Subsidiaries to carry on its business as currently conducted;

        (c)   has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that North Fork or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

        (d)   is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of North Fork or any of its Subsidiaries and neither North Fork nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

        4.17    Certain Contracts.    (a) Except as set forth in Section 4.17(a) of the North Fork Disclosure Schedule, as of the date of this Agreement neither North Fork nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or after notice or lapse of time or both) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from North Fork or any of its Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the North Fork Reports filed prior to the date of this Agreement, or (iv) which materially restricts the conduct of any line of business by North Fork or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.17(a), whether or not set forth in Section 4.17(a) of the North Fork Disclosure Schedule, is referred to herein as a "North Fork Contract."

        (b)   Except as set forth in Section 4.17(b) of the North Fork Disclosure Schedule, (i) each North Fork Contract is valid and binding on North Fork or a Subsidiary of North Fork and in full force and effect (except to the extent that any North Fork Contract expires in accordance with its terms), (ii) North Fork and each of its Subsidiaries has performed all obligations required to be performed by it to date under each North Fork Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of North Fork or any of its Subsidiaries under any North Fork Contract, and (iv) no other party to such North Fork Contract is, to the knowledge of North Fork, in default in any respect thereunder.

        4.18    Investment Securities.    Section 4.18 of the North Fork Disclosure Schedule sets forth the book and market value as of September 30, 2003 of the investment securities, mortgage backed securities and securities held for sale of North Fork and its Subsidiaries.

        4.19    Ownership of GreenPoint Common Stock.    Neither North Fork nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of GreenPoint (other than Trust Account Shares and DPC Shares).

        4.20    Environmental Matters.    Except as set forth in Section 4.20 of the North Fork Disclosure Schedule:

        (a)   Each of North Fork and its Subsidiaries and, to the knowledge of North Fork, each of North Fork Participation Facilities and North Fork Loan Properties (each as defined below, for so long as they were North Fork Loan Properties or North Fork Participation Facilities) are and have been in compliance with all Environmental Laws;

        (b)   There is no suit, claim, action or proceeding pending or, to the knowledge of North Fork, threatened, before any Governmental Entity or other forum in which North Fork, any of its Subsidiaries, and, to the knowledge of North Fork, any North Fork Participation Facility or any North Fork Loan Property, has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by North Fork or any of its Subsidiaries, any North Fork Participation Facility or any North Fork Loan Property; and

        (c)   To the knowledge of North Fork, during the period of: (i) North Fork's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) North Fork's or any of its Subsidiaries' participation in the management of any North Fork Participation Facility, or (iii) North Fork's or any of its Subsidiaries' interest in a North Fork Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of North Fork, prior to the period of (x) North Fork's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) North Fork's or any of its Subsidiaries' participation in the management of any North Fork Participation Facility, or (z) North Fork's or any of its Subsidiaries' interest in a North Fork Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, North Fork Participation Facility or North Fork Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law.

        (d)   The following definitions apply for purposes of this Section 4.20: (i) "North Fork Loan Property" means any property in which North Fork or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (ii) "North Fork Participation Facility" means any facility in which North Fork or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

        4.21    Derivative Transactions.    (a) All Derivative Transactions entered into by North Fork or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by North Fork and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. North Fork and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of North Fork, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        (b)   Except as set forth in Section 4.21(b) of the North Fork Disclosure Schedule, as of September 30, 2003, no Derivative Transaction, were it to be a Loan held by North Fork or any of its Subsidiaries, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or with words of similar import. The financial position of North Fork and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of North Fork and such Subsidiaries in accordance with GAAP consistently applied, and as of the date hereof no open exposure of North Fork or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $500,000.

        4.22    Opinion.    Prior to the execution of this Agreement, North Fork has received the opinion of Sandler O'Neill to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to North Fork.

        4.23    Approvals; Reorganization.    As of the date of this Agreement, North Fork (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement and (ii) the opinion of tax counsel referred to in Section 7.2(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

        4.24    Loan Portfolio.    (a) Except as set forth in Section 4.24(a) of the GreenPoint Disclosure Schedule, as of the date hereof, neither North Fork nor any of its Subsidiaries is a party to any written or oral (i) Loan, other than any Loan the unpaid principal balance of which does not exceed $500,000, under the terms of which the obligor was, as of September 30, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan in excess of $100,000 with any director, executive officer or five percent or greater stockholder of North Fork or any of its Subsidiaries, or to the knowledge of North Fork, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.24(a) of the North Fork Disclosure Schedule sets forth (x) all of the Loans in original principal amount in excess of $500,000 of North Fork or any of its Subsidiaries that as of September 30, 2003 were classified by North Fork or any regulatory examiner as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of September 30, 2003 and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of North Fork and its Subsidiaries that as of September 30, 2003 were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category as of September 30, 2003, and (z) each asset of North Fork that as of September 30, 2003 was classified as "Other Real Estate Owned" and the book value thereof.

        (b)   Each Loan of North Fork or any of its Subsidiaries in original principal amount in excess of $500,000 (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)   Each outstanding Loan of North Fork or any of its Subsidiaries (including Loans held for resale to investors) has been solicited and originated and is administered and serviced (to the extent administered and serviced by North Fork), and the relevant Loan files are being maintained, in accordance with the relevant loan documents, North Fork's underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of federal, state and local laws, regulations and rules.

        (d)   Except as set forth in Section 4.24(d) of the North Fork Disclosure Schedule, none of the agreements pursuant to which North Fork or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

        (e)   Each of North Fork and its Subsidiaries, as applicable, is approved by and is in good standing: (i) as a supervised mortgagee by the HUD to originate and service Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by Ginnie Mae; (iii) by the VA to originate and service VA loans; and (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential mortgage Loans.

        (f)    Except as set forth in Section 4.24(f) of the North Fork Disclosure Schedule, none of North Fork or any of its Subsidiaries is now nor has it ever been subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency, or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither North Fork nor any of its Subsidiaries has received any notice, nor does it have any reason to believe, that any Agency proposes to limit or terminate the underwriting authority of North Fork or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

        (g)   Each of North Fork and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

        (h)   To the knowledge of North Fork, each Loan included in a pool of Loans originated, acquired or serviced by North Fork or any of its Subsidiaries (a "North Fork Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such North Fork Pool. All such North Fork Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not yet expired. To the knowledge of North Fork, no North Fork Pools have been improperly certified, and no Loan has been bought out of a North Fork Pool without all required approvals of the applicable investors.

        4.25    Property.    Each of North Fork and its Subsidiaries has good title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of North Fork as of December 31, 2002 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, (c) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business or (d) Liens that do not interfere in any material respect with the current use of such property or asset. All leases pursuant to which North Fork or any Subsidiary of North Fork, as lessee, leases real or personal property are valid and enforceable against North Fork in accordance with their respective terms and neither North Fork nor any of its Subsidiaries nor, to the knowledge of North Fork, any other party thereto is in default thereunder. Section 4.25 of the North Fork Disclosure Schedule sets forth a true and correct list of all real property owned and leased by North Fork and its Subsidiaries as of the date hereof.

        4.26    Intellectual Property.    (a) To the knowledge of North Fork, North Fork and its Subsidiaries own or have a valid license to use all North Fork Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of North Fork, the North Fork Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of North Fork and its Subsidiaries as currently conducted. To the knowledge of North Fork, North Fork Intellectual Property owned by North Fork or any of its Subsidiaries, and to the knowledge of North Fork, all other North Fork Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither North Fork nor any of its Subsidiaries has received notice challenging the validity or enforceability of North Fork Intellectual Property. To the knowledge of North Fork, the conduct of the business of North Fork and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. Except as set forth in Section 4.26(a) of the North Fork Disclosure Schedule the consummation of the Merger will not result in the loss or impairment of the right of North Fork or any of its Subsidiaries to own or use any of North Fork Intellectual Property, and North Fork will have substantially the same rights to own or use North Fork Intellectual Property following the consummation of the Merger as North Fork and its Subsidiaries had prior to the consummation of the Merger.

        (b)   For purposes of this Agreement, the term "North Fork Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of North Fork or any of its Subsidiaries.

        4.27    Disclosure Controls and Procedures.    Since December 31, 2002, North Fork and each of its Subsidiaries has had in place "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by North Fork in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to North Fork's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of North Fork required under the Exchange Act with respect to such reports. North Fork maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of North Fork's or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of North Fork or its accountants.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Covenants of GreenPoint.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of North Fork, GreenPoint shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. GreenPoint will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and North Fork the present services of the current officers and employees of GreenPoint and its Subsidiaries and (z) preserve for itself and North Fork the goodwill of the customers of GreenPoint and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the GreenPoint Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by North Fork, GreenPoint shall not, and shall not permit any of its Subsidiaries to:

        (a)   declare or pay any dividends on, or make other distributions in respect of, any of its capital stock other than (i) dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent or (ii) normal quarterly dividends not in excess of $0.30 per share, subject to Section 6.12 hereof;

        (b)   (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of GreenPoint or any Subsidiary of GreenPoint, or any securities convertible into or exercisable for any shares of the capital stock of GreenPoint or any Subsidiary of GreenPoint, or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or subject to any Lien, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

        (c)   amend its certificate of incorporation, by-laws or other similar governing documents;

        (d)   make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

        (e)   enter into any new line of business;

        (f)    (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to GreenPoint, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices or (ii) open, close, sell or acquire any branches;

        (g)   incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any Loans, advances or capital contributions to, or investments in, any person, except in the ordinary course of business consistent with past practice;

        (h)   take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied;

        (i)    change its methods of accounting in effect at September 30, 2003 except as required by changes in GAAP or regulatory accounting principles as concurred to by GreenPoint's independent auditors;

        (j)    (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between GreenPoint or any Subsidiary of GreenPoint and one or more of its current or former directors, officers or employees, (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not contemplated by any Plan or agreement as in effect as of the date hereof, or (iii) make any equity or equity-based grants or allocations under any Plan (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

        (k)   take or cause to be taken, or fail to take or cause to be taken, any action which would reasonably be expected to disqualify the Merger as a reorganization under Section 368(a) of the Code;

        (l)    sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain any of its material assets, properties (including GreenPoint Intellectual Property) or other rights or agreements other than in the ordinary course of business consistent with past practice;

        (m)  file any application to establish, or to relocate or terminate the operations of, any banking office of GreenPoint or any of its Subsidiaries;

        (n)   create, renew, amend or terminate, fail to perform any obligations under, waive or release any rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for goods, services or office space to which GreenPoint or any of its Subsidiaries is a party or by which GreenPoint or any of its Subsidiaries or their respective properties is bound, other than any of the foregoing arising in the ordinary course of business (and as to which GreenPoint shall provide prior notice thereof to North Fork), or enter into any agreement, letter of intent or agreement in principle (whether or not binding) relating to any Acquisition Proposal (other than a confidentiality agreement of the type contemplated by Section 6.2 in accordance with the terms of such Section);

        (o)   make or change any material Tax elections (unless required by applicable law), file any material amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

        (p)   pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, material to GreenPoint and its Subsidiaries, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of GreenPoint Reports filed prior to the date hereof, or incurred since December 31, 2002 in the ordinary course of business consistent with past practice;

        (q)   restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported; or

        (r)   authorize, commit or agree to do any of the foregoing actions.

        5.2    Covenants of North Fork.    During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of GreenPoint, North Fork shall use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the current officers and employees of North Fork and its Subsidiaries and (z) preserve for itself the goodwill of the customers of North Fork and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the North Fork Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by GreenPoint, North Fork shall not, and shall not permit any of its Subsidiaries to:

        (a)   declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit North Fork from increasing the regular quarterly cash dividend on North Fork Common Stock;

        (b)   acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to North Fork, other than (i) any such acquisition that would not reasonably be expected to have a Material Adverse Effect on North Fork, or materially delay completion of the transactions contemplated hereby or have any effect specified in Section 5.2(c) or (ii) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

        (c)   take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis;

        (d)   change its methods of accounting in effect at September 30, 2003 except as required by changes in GAAP or regulatory accounting principles as concurred to by North Fork's independent auditors;

        (e)   amend the certificate of incorporation or bylaws of North Fork (except to authorize additional common shares or to designate the terms of any preferred shares);

        (f)    take or cause to be taken, or fail to take or cause to be taken, any action which would reasonably be expected to disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; or

        (g)   authorize, or commit or agree to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.    (a) As promptly as reasonably practicable following the date hereof, North Fork and GreenPoint shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the GreenPoint stockholders at the GreenPoint Stockholders Meeting and to the North Fork stockholders at the North Fork Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and North Fork shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of North Fork Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). Each of North Fork and GreenPoint shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. North Fork and GreenPoint shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. North Fork shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the others of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the North Fork Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of North Fork and GreenPoint.

        (b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. GreenPoint and North Fork shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to GreenPoint or North Fork, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

        (c)   North Fork and GreenPoint shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of North Fork,

GreenPoint or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

        (d)   North Fork and GreenPoint shall promptly furnish each other with copies of written communications received by North Fork or GreenPoint, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

        6.2    No Solicitation.    (a) Each of GreenPoint and its Subsidiaries and North Fork and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them or any of their respective Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time, neither party shall, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of a party, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by such party.

        (b)   (i) Notwithstanding the foregoing, the Board of Directors of each party shall be permitted, prior to its respective meeting of stockholders to be held pursuant to Section 6.4, and subject to compliance with the other terms of this Section 6.2 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement (as defined in Section 6.3(c)), to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement to the extent that such party's Board of Directors reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law.

        (ii)   Each party shall notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within 24 hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.2(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

        (iii)  Nothing contained in this Section 6.2 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.5.

        (c)   Each of North Fork and GreenPoint agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

        (d)   Nothing in this Section 6.2 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

        (e)   For purposes of this Agreement, the term "Acquisition Proposal"means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of GreenPoint or any of its significant subsidiaries (as defined under Regulation S-X of the SEC), or North Fork or any of its significant subsidiaries, as the case may be, (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of GreenPoint or any of its significant subsidiaries, or North Fork or any of its significant subsidiaries, as the case may be, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of GreenPoint or North Fork, as the case may be, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GreenPoint or North Fork or any of their respective Subsidiaries, as the case may be, in each case other than the transactions contemplated by this Agreement and any transaction by North Fork permitted by Section 5.2(b) hereof.

        6.3    Access to Information.    (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, GreenPoint shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of North Fork, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, GreenPoint shall, and shall cause its Subsidiaries to, make available to North Fork (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which GreenPoint is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as North Fork may reasonably request. Neither GreenPoint nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of GreenPoint's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, North Fork shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of GreenPoint, access, during normal business hours during the period prior to the Effective Time, to such information, properties and personnel regarding North Fork and its Subsidiaries as shall be reasonably necessary for GreenPoint to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for GreenPoint to confirm that the representations and warranties of North Fork contained herein are true and correct and that the covenants of North Fork contained herein have been performed in all material respects. Neither North Fork nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of North Fork's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (c)   All information furnished by either party to the other party or its representatives pursuant hereto shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the confidentiality agreement, dated as of January 28, 2004 (the "Confidentiality Agreement"), between GreenPoint and North Fork.

        (d)   No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

        (e)   Notwithstanding anything contained in this Agreement to the contrary, North Fork and GreenPoint (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind that are provided relating to such tax treatment or tax structure; provided, however, that neither North Fork nor GreenPoint (nor any of their respective employees, representatives or other agents thereof) may disclose any information to the extent that such disclosure could reasonably result in a violation of any federal or state securities law.

        6.4    Stockholder Meetings.    Each of GreenPoint and North Fork shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (in the case of GreenPoint, the "GreenPoint Stockholders Meeting" and, in the case of North Fork, the "North Fork Stockholders Meeting") to be held as soon as is reasonably practicable after the date on which the Form S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby. Each of GreenPoint and North Fork will, through its Board of Directors, use its reasonable best efforts to obtain the approval of its respective stockholders in respect of the foregoing. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of GreenPoint and North Fork at such meeting for the purpose of voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve GreenPoint and North Fork of such obligations.

        6.5    Affiliates.    GreenPoint shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of GreenPoint to deliver to North Fork, as soon as practicable after the date of this Agreement, a written agreement in the form of Exhibit 6.5 hereto.

        6.6    Stock Exchange Listing.    North Fork shall use reasonable best efforts to cause the shares of North Fork Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

        6.7    Employee Benefit Plans; Existing Agreements.    (a) Following the Effective Time, North Fork shall continue to provide to individuals who are employed by GreenPoint and its Subsidiaries as of the Effective Time who remain employed with North Fork or any Subsidiary of North Fork ("Affected Employees"), for so long as such Affected Employees remain employed by North Fork or any

Subsidiary of North Fork, employee benefits (i) pursuant to the Plans as in effect immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by North Fork or any Subsidiary of North Fork provided to similarly situated employees of North Fork (it being understood that inclusion of Affected Employees in the employee benefit plans of North Fork or a Subsidiary of North Fork may occur at different times with respect to different plans) on terms no less favorable in the aggregate than the employee benefits provided to similarly situated employees of North Fork. Notwithstanding anything contained herein to the contrary, each Affected Employee whose employment is terminated during the one-year period following the Effective Time shall be entitled to receive severance pay and benefits pursuant to the terms of the GreenPoint GP Severance Policy under Change in Control as in effect on the date hereof, a true and correct copy of which is attached to Section 6.7 of the GreenPoint Disclosure Schedule.

        (b)   North Fork shall, or shall cause GreenPoint to, give Affected Employees full credit for purposes of eligibility, vesting and determination of the level of benefits under (but not for accrual of pension benefits except as provided below with respect to a cash balance pension plan) any employee benefit and compensation plans or arrangements maintained by North Fork or any Subsidiary of North Fork for such Affected Employees' service with GreenPoint or any Subsidiary of GreenPoint (or any predecessor entity) to the same extent that such service was credited for purposes of any comparable employee benefit plan of GreenPoint or any of its Subsidiaries immediately prior to the Effective Time. For purposes of any cash balance pension plan maintained or contributed to by North Fork or any of its Subsidiaries in which Affected Employees become eligible to participate following the Effective Time (excluding the cash balance pension plan maintained or sponsored by GreenPoint or its Subsidiaries immediately prior to the Effective Time), the Affected Employees' level of benefit accruals under any such plans (for periods of service following the date on which the Affected Employees commence participation in such plans) shall be determined based on the Affected Employees' credited service prior to the Effective Time (as recognized for the same purpose by GreenPoint for purposes of the cash balance pension plan maintained or sponsored by GreenPoint or its Subsidiaries immediately prior to the Effective Time) and with North Fork and any of its Subsidiaries following the Effective Time.

        (c)   North Fork shall, or shall cause the appropriate Subsidiaries of North Fork and GreenPoint to, (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time (or date of participation in any such plan if later) under any comparable welfare plan maintained for the Affected Employees immediately prior to the Effective Time (or date of participation in any such plan if later), and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time (or date of participation in any such plan if later) during the calendar year in which the Effective Time (or date of participation in any such plan if later) occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time (or date of participation in any such plan if later).

        (d)   Following the Effective Time, North Fork shall honor, fulfill and discharge and shall cause the appropriate Subsidiaries of North Fork to honor, fulfill and discharge in accordance with their terms the Plans (as in effect as of Effective Time) which have been disclosed in the GreenPoint Disclosure Schedule and previously have been made available or delivered to North Fork; provided, however, that nothing herein shall prevent North Fork from amending or terminating any Plans in accordance with the terms of such Plans.

        (e)   Prior to the Effective Time, GreenPoint shall adopt a resolution providing for the termination of the ESOP effective immediately prior to the Effective Time and subject to the occurrence thereof. In connection with such termination, after the Effective Time, in accordance with the terms of the ESOP, the trustee shall sell a number of shares sufficient to repay in full the outstanding acquisition loans of the ESOP. All shares of North Fork Common Stock and cash held by the ESOP after repayment of such loan shall be allocated to the accounts of the eligible participants of the ESOP in accordance with its terms. Prior to the Effective Time, North Fork shall take the action necessary (including the amendment of North Fork's 401(k) Plan) to permit the Affected Employees to roll any eligible rollover distributions from the ESOP into North Fork's 401(k) Plan.

        (f)    North Fork shall take all necessary action to effectuate the agreements set forth in Section 6.7(f) of the GreenPoint Disclosure Schedule.

        6.8.    Indemnification.    (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of GreenPoint or any of its Subsidiaries or who is or was serving at the request of GreenPoint or any of its Subsidiaries as a director, officer, employee or agent of another person (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of GreenPoint or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, North Fork shall indemnify and hold harmless each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation to the fullest extent provided by applicable law, the certificate of incorporation of GreenPoint and the bylaws of GreenPoint.

        (b)   North Fork shall cause the persons serving as officers and directors of GreenPoint immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by GreenPoint (provided that North Fork may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall North Fork be required to expend on an annual basis more than 250% of the current amount expended by GreenPoint (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if North Fork is unable to maintain or obtain the insurance called for by this Section 6.8(b) North Fork shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

        (c)   In the event North Fork or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of North Fork assume the obligations set forth in this Section 6.8.

        (d)   The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.9.    Reasonable Best Efforts; Additional Agreements.    (a) Subject to the terms and conditions of this Agreement, each of North Fork and GreenPoint agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

        (b)   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by North Fork.

        (c)   North Fork and GreenPoint shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Officers of North Fork and GreenPoint shall execute and deliver to Wachtell, Lipton, Rosen & Katz, counsel to GreenPoint, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to North Fork, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

        (d)   GreenPoint shall consult with North Fork prior to sending any written communications to its employees regarding the Merger or this Agreement.

        6.10.    Advice of Changes.    North Fork and GreenPoint shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Articles III and IV in order to determine the fulfillment of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by GreenPoint or North Fork, as the case may be, with the respective covenants and agreements of such parties contained herein. Notwithstanding anything to the contrary contained herein, no failure to advise the other party of any change or event referred to in the first sentence of this Section 6.10, or any failure to provide any supplement or amendment referred to in the second sentence of this Section 6.10, shall constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect, breach or inaccuracy would independently result in the failure of a condition set forth in Article VII to be satisfied.

        6.11.    Current Information.    During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of the ongoing operations of such party and its Subsidiaries. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party fully informed of such events.

        6.12.    Coordination of Dividends.    From the date of this Agreement to the Effective Time, GreenPoint and North Fork shall coordinate the declaration, record and payment dates with respect to dividends in respect of GreenPoint Common Stock and North Fork Common Stock, it being the intention of the parties that the holders of GreenPoint Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of GreenPoint Common Stock and any shares of North Fork Common Stock any holder of GreenPoint Common Stock receives in exchange therefor in the Merger.

        6.13.    Directorships.    Effective as of the Effective Time, North Fork shall cause its Board of Directors to be expanded by five members and shall appoint Thomas S. Johnson, Bharat B. Bhatt and three additional members of the existing GreenPoint Board of Directors who are reasonably agreed to by North Fork and GreenPoint to fill such vacancies. The additional directors shall be apportioned among the North Fork board classes as the parties may reasonably agree.

        6.14.    Registration.    At or prior to the Effective Time, North Fork shall take all corporate action necessary to reserve for issuance a sufficient number of shares of North Fork Common Stock for delivery upon exercise of GreenPoint Options and settlement or distribution of the converted GreenPoint Awards and promptly (and in any event no later than seven business days after the Effective Time) file with the SEC a registration statement on Form S-8 (or any successor and other appropriate form) with respect to the shares of North Fork Common Stock subject to GreenPoint Options and settlement or distribution of the converted GreenPoint Awards. North Fork shall use reasonable best efforts to maintain the effectiveness of such registration for as long as any GreenPoint Options remain outstanding.

        6.15.    Section 16 Matters.    North Fork and GreenPoint agree that, in order to most effectively compensate and retain GreenPoint Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that GreenPoint Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of GreenPoint Common Stock and GreenPoint Stock Options into shares of North Fork Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. Assuming that GreenPoint delivers to North Fork the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of North Fork, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by GreenPoint Insiders of North Fork Common Stock in exchange for shares of GreenPoint Common Stock, and of options on North Fork Common Stock upon conversion of options on GreenPoint Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. In addition, the Board of Directors of GreenPoint, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the disposition by GreenPoint Insiders of GreenPoint Common Stock in exchange for shares of North Fork Common Stock, and of GreenPoint Options upon conversion into options on North Fork Common Stock, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Section 16 Information" shall mean information accurate in all material respects regarding GreenPoint Insiders, the number of shares of GreenPoint Common Stock held by each such GreenPoint Insider and expected to be exchanged for North Fork Common Stock in the Merger, and the number and description of the options on GreenPoint Common Stock held by each such GreenPoint Insider and expected to be converted into options on North Fork Common Stock in connection with the Merger; provided that the requirement for a description of any GreenPoint Stock Options shall be deemed to be satisfied if copies of all GreenPoint Stock Plans, and forms of agreements evidencing grants thereunder, under which such GreenPoint Stock Options have been granted, have been made available to North Fork. "GreenPoint Insiders" shall mean those officers and directors of GreenPoint who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        6.16.    GreenPoint Bank to be Held Separate.    The parties intend that, from and after the Effective Time, GreenPoint Bank shall continue its existence as a subsidiary of the Surviving Corporation, separate and distinct from North Fork Bank. At the Effective time, the Board of Directors of GreenPoint Bank shall consist of such persons as shall be reasonably agreed to by GreenPoint and North Fork.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1.    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of GreenPoint Common Stock and the North Fork Common Stock under applicable law.

          (b)    NYSE Listing.    The shares of North Fork Common Stock that shall be issued to the stockholders of GreenPoint upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c)    Regulatory Approvals.    All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

          (d)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    No Injunctions or Restraints; Illegality.    No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of the Merger.

        7.2.    Conditions to Obligations of North Fork.    The obligation of North Fork to effect the Merger is also subject to the satisfaction or waiver by North Fork at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    Subject to Section 3.2, the representations and warranties of GreenPoint set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and North Fork shall have received a certificate, dated the Closing Date, signed on behalf of GreenPoint by the Chief Executive Officer and the Chief Financial Officer of GreenPoint to such effect.

          (b)    Performance of Obligations of GreenPoint.    GreenPoint shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and North Fork shall have received a certificate signed on behalf of GreenPoint by the Chief Executive Officer and the Chief Financial Officer of GreenPoint to such effect.

          (c)    Federal Income Tax Opinion.    North Fork shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to North Fork ("North Fork's Counsel"), dated the Closing Date, in form and substance reasonably satisfactory to North Fork, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, North Fork's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of North Fork, GreenPoint and others, reasonably satisfactory in form and substance to such counsel.

        7.3.    Conditions to Obligations of GreenPoint.    The obligation of GreenPoint to effect the Merger is also subject to the satisfaction or waiver by GreenPoint at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    Subject to Section 4.2, the representations and warranties of North Fork set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and GreenPoint shall have received a certificate, dated the Closing Date, signed on behalf of North Fork by the Chief Executive Officer and the Chief Financial Officer of North Fork to such effect.

          (b)    Performance of Obligations of North Fork.    North Fork shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GreenPoint shall have received a certificate signed on behalf of North Fork by the Chief Executive Officer and the Chief Financial Officer of North Fork to such effect.

          (c)    Federal Income Tax Opinion.    GreenPoint shall have received an opinion of Wachtell, Lipton, Rosen & Katz (the "GreenPoint's Counsel"), in form and substance reasonably satisfactory to GreenPoint, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, GreenPoint's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of North Fork, GreenPoint and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of GreenPoint and North Fork:

          (a)   by mutual consent of GreenPoint and North Fork in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b)   by either North Fork or GreenPoint upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the legally prescribed period following such denial a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial, or if such failure to file, shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

          (c)   by either North Fork or GreenPoint if the Merger shall not have been consummated on or before December 31, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by either GreenPoint or North Fork (provided that the party terminating shall not be in material breach of any of its obligations under Section 6.4) if any approval of the stockholders of GreenPoint or North Fork required for the consummation of the Merger shall not have been obtained upon a vote taken thereon at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

          (e)   by either North Fork or GreenPoint (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by GreenPoint) or Section 7.3(a) (in the case of a breach of a representation or warranty by North Fork);

          (f)    by either North Fork or GreenPoint (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by GreenPoint) or Section 7.3(b) (in the case of a breach of covenant by North Fork); or

          (g)   by either North Fork or GreenPoint, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement/Prospectus that its stockholders approve and adopt this Agreement, (ii) after recommending in the Joint Proxy Statement/Prospectus that such stockholders approve and adopt this Agreement, such Board of Directors shall have withdrawn, modified or amended such recommendation in any manner adverse to the other party, (iii) the Board of Directors of the other shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than the party terminating this Agreement pursuant to Section 8.1(g) or (iv) the other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its stockholders or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Sections 6.1(a) and 6.4.

        8.2.    Effect of Termination.    In the event of termination of this Agreement by either North Fork or GreenPoint as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 6.3(c), 8.2 and 8.5, and Article IX (other than Section 9.1), shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved of or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        8.3.    Amendment.    Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of GreenPoint and North Fork; provided, however, that after any approval of the transactions contemplated by this Agreement by GreenPoint's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to GreenPoint's stockholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4.    Extension; Waiver.    At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        8.5.    Termination Fee.

        (a)   North Fork shall pay GreenPoint, by wire transfer of immediately available funds, the sum of $250 million (the "North Fork Termination Fee") if this Agreement is terminated as follows:

          (i)    if GreenPoint shall terminate this Agreement pursuant to Section 8.1(g), then North Fork shall pay the North Fork Termination Fee on the business day following such termination;

          (ii)   if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required North Fork stockholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the North Fork Stockholders Meeting an Acquisition Transaction shall have been publicly announced or otherwise communicated to the senior management or Board of Directors of North Fork (a "Public Proposal" with respect to North Fork) that has not been withdrawn prior to such date, then North Fork shall pay one-third of the North Fork Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, North Fork or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then North Fork shall pay the remaining two-thirds of the North Fork Termination Fee upon the date of such execution or consummation; and

          (iii)  if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or GreenPoint shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to North Fork that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, North Fork shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the

  Effective Time to occur prior to the termination of this Agreement, then North Fork shall pay one-third of the North Fork Termination Fee on the business day following such termination; and (D) if within eighteen (18) months of the date of such termination of this Agreement, North Fork or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then North Fork shall pay the remaining two-thirds of the North Fork Termination Fee upon the date of such execution or consummation.

        If North Fork fails to pay all amounts due to GreenPoint on the dates specified, then North Fork shall pay all costs and expenses (including legal fees and expenses) incurred by GreenPoint in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by GreenPoint.

        (b)   GreenPoint shall pay North Fork, by wire transfer of immediately available funds, the sum of $250 million (the "GreenPoint Termination Fee") if this Agreement is terminated as follows:

          (i)    if North Fork shall terminate this Agreement pursuant to Section 8.1(g), then GreenPoint shall pay the GreenPoint Termination Fee on the business day following such termination;

          (ii)   if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required GreenPoint stockholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the GreenPoint Stockholders Meeting there shall have been a Public Proposal with respect to GreenPoint that has not been withdrawn prior to such date, then GreenPoint shall pay one-third of the GreenPoint Termination Fee on the business day following such termination; and if (C) within eighteen (18) months of the date of such termination of this Agreement, GreenPoint or any of its Subsidiaries enters into any definitive Agreement with respect to, or consummates, any Acquisition Transaction, then GreenPoint shall pay the remaining two-thirds of the GreenPoint Termination Fee on the date of such execution or consummation; and

          (iii)  if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or North Fork shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to GreenPoint that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, GreenPoint shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then GreenPoint shall pay one-third of the GreenPoint Termination Fee on the business day following such termination; and (D) if within eighteen (18) months of the date of such termination of this Agreement, GreenPoint or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then GreenPoint shall pay the remaining two-thirds of the GreenPoint Termination Fee upon the date of such execution or consummation.

        If GreenPoint fails to pay all amounts due to North Fork on the dates specified, then GreenPoint shall pay all costs and expenses (including legal fees and expenses) incurred by North Fork in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by North Fork.

        (c)   The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

        (d)   For purposes of this Agreement, the term "Acquisition Transaction" shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of GreenPoint or North Fork, as the case may be, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of GreenPoint or North Fork, as the case may be, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving GreenPoint or North Fork, as the case may be, other than a merger, business combination or similar transaction of the party in question if (x) the shareholders of such party immediately before any such transaction own at least 60% of the voting stock of the entity surviving such transaction (or the parent thereof) immediately following such transaction, and (y) as a result of such transaction no person or group shall own or control 20% or more of the voting stock of the surviving entity (or parent thereof) immediately following the transaction.

ARTICLE IX
GENERAL PROVISIONS

        9.1.    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date"), at the offices of North Fork's Counsel unless another time, date or place is agreed to in writing by the parties hereto.

        9.2.    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

        9.3.    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 to the stockholders of the Company and North Fork, and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby, shall be borne equally by North Fork and GreenPoint; provided, further, however, that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

        9.4.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to North Fork, to:

    North Fork Bancorporation, Inc.
    275 Broadhollow Road
    Melville, New York 11747
    Attention: Chief Executive Officer

    with a copy to:

    Skadden, Arps Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Attention: William S. Rubenstein, Esq.
    Fax: (917) 777-2642

    and

  (b)
  if to GreenPoint, to:

    GreenPoint Financial Corp.
    90 Park Avenue
    New York, New York 10016
    Attention: Chief Executive Officer

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attention: Edward D. Herlihy, Esq.
    Fax.: (212) 403-2000

        9.5.    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

        9.6.    Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.7.    Entire Agreement.    This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

        9.8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        9.9.    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.10.    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this

Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.11.    Publicity.    Except as otherwise required by law or by the rules of the NYSE, so long as this Agreement is in effect, neither North Fork nor GreenPoint shall, nor shall either party permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

        9.12.    Assignment; No Third Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, including Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        IN WITNESS WHEREOF, North Fork and GreenPoint have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NORTH FORK BANCORPORATION, INC.
By:
Name: Title:
GREENPOINT FINANCIAL CORP.
By:
Name: Title:

QuickLinks

TABLE OF CONTENTS
Index of Defined Terms
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE MERGER
ARTICLE II EXCHANGE OF SHARES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF GREENPOINT
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NORTH FORK
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION AND AMENDMENT
ARTICLE IX GENERAL PROVISIONS